FIRST AMENDMENT AND WAIVER
                     OF AGREEMENT AND PLAN OF REORGANIZATION


         This First Amendment and Waiver of Agreement and Plan of Reorganization (this "Amendment and Waiver") is made as of the 23rd day of December, 1998, by and among SoftNet Systems, Inc., a New York corporation ("Acquiror"), SoftNet Acquisitions, Inc., a Delaware corporation ("Acquisition Sub"), Intelligent Communications, Inc., a Delaware corporation ("Target"), Bruce Meachim, an individual and principal stockholder of Target ("Meachim") and Christine Raines, an individual and principal stockholder of Target ("Raines"). Capitalized terms used herein without definition shall have the same meaning herein as in the Acquisition Agreement (as defined below).

                                    RECITALS

         A. Each of Acquiror, Acquisition Sub and Target are parties to an Agreement and Plan of Reorganization dated as of November 22, 1998 (the "Acquisition Agreement"), pursuant to which Target has agreed to be merged with and into Acquisition Sub with Acquisition Sub surviving as a wholly-owned subsidiary of Acquiror (the "Merger").

         B. Section 7.1(b) of the Acquisition Agreement provides that any party to the Acquisition Agreement may terminate such agreement if the Closing of the Merger shall have not occurred on or before 6.00 p.m. San Francisco Time on December 18, 1998 (the "Merger Deadline"), subject to certain exceptions.

         C. Target owns FCC VSAT satellite licenses E960246, E960247, and E960248 (the "FCC Licenses"). Section 1.3 of the Acquisition Agreement provides for the transfer of control of the FCC Licenses from Target to the Surviving Corporation. Pursuant to the Communications Act of 1934, as amended and Title 47 of the Code of Federal Regulations, the FCC must approve any assignment, transfer of ownership, or transfer of control of the FCC Licenses. The transfer of control may be accomplished by either an Assignment of License or a Pro Forma Assignment of License (each as defined below) to a Pro Forma Partnership (as defined below) which will then grant rights under the FCC License to the Surviving Corporation while retaining ownership of such FCC License pending approval of a permanent Assignment of License. The completion of the approval process for a Pro Forma Assignment of License is estimated to require two months and the completion of an Assignment of License is estimated to require six months. Target initiated the FCC approval process for a Pro Forma Assignment of License on or about December 22, 1998 and such process will not be completed before the Merger Deadline.

         D. The parties wish to waive their respective rights of termination which may arise by virtue of the failure of the Closing of the Merger to occur on or before the Merger Deadline, to amend the Acquisition Agreement to specify a different Merger Deadline and to make other conforming changes.

         E. Meachim and Raines, the holders of a majority in interest of Target capital stock and the parties who will own a majority in interest of the Pro Forma Partnership, wish to commit in writing to causing the Pro Forma
Partnership to transfer the ownership interest in the FCC Licenses to the Surviving Corporation immediately following FCC approval of an Assignment of License of the FCC Licenses to the Surviving Corporation.

         F. The Parties wish to provide for the operational management of Target during the period during which they are waiting for FCC consent to the Pro Forma Assignment of License of the FCC Licenses.

                  NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 7.1(b) of the Acquisition Agreement is hereby deleted in its entirety and the following is substituted therefor:

                           "by Acquiror,  if the Closing shall not have occurred
                  on or before 6:00 p.m. San Francisco Time on March 31, 1999 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);"

         2. Article II of the Acquisition Agreement is amended to add the following language immediately following Section 2.36 thereof:

                           "2.37  Transfer  of  Certain  Licenses.  Target  owns
                  Federal Communications Commission ("FCC") VSAT satellite licenses E960246, E960247, and E960248 (the "FCC Licenses"). Target initiated the FCC approval process for a pro forma Transfer of Control (as defined in the Communications Act of 1934, as amended, a "Pro Forma Transfer of Control") of the FCC Licenses on or about December 22, 1998 and has filed all necessary documents with the FCC and any other required governmental authority on or before the date hereof."

         3. Article V of the Acquisition Agreement is amended to add the following language immediately following Section 5.16 thereof:

                  "5.17 Transfer of Certain Licenses. In connection with the FCC Licenses, Target agrees to: (i) use its best efforts to obtain a Pro Forma Assignment of License (as defined in the Communications Act of 1934, as amended, a "Pro Forma Assignment of License") of the FCC Licenses to a partnership controlled by Bruce Meachim and Christine Raines (The "Pro Forma Partnership"); (ii) use its best efforts to cause the Pro Forma Partnership, within 48 hours of FCC approval of the Pro Forma Assignment of License becoming final, to grant the Surviving Corporation, under a management, service, or use agreement, all of the rights inherent in such FCC Licenses which have been transferred pursuant to a Pro Forma Assignment of License; (iii) complete and file all documents necessary to obtain FCC consent to an Assignment of License (as defined in the Communications Act of 1934, as amended, an "Assignment of License") of the FCC Licenses to the Pro Forma Partnership on or prior to December 31, 1998; and (iv) use its best efforts to obtain FCC approval of the Assignment of License of the FCC Licenses from the Pro Forma Partnership to the Surviving Corporation as soon as possible.

                           5.18 Closing.  The Parties agree to cause the Closing
                  of the Merger to occur within 48 hours of the earlier to occur of: (i) the approval by the FCC of a Transfer of Control of the FCC Licenses to either Acquiror or the Surviving Corporation (or both); or (ii) the approval by the FCC of a pro forma Transfer of Control of the FCC Licenses to the Pro Forma Partnership and the signing of management/service/use agreements for the FCC Licenses between the Pro Forma Partnership and either Acquiror or the Surviving Corporation (or both) which provide sufficient rights to Acquiror and/or the Surviving Corporation such that the Surviving Corporation would be able to operate the business of Target as currently conducted."

         4. Section 6.3(c) of the Acquisition Agreement is deleted in its entirety and the following substituted therefor:

                  "(c) Third Party Consents. Acquiror and Acquisition Sub shall have been furnished with evidence satisfactory to them of the consent or approval of those persons whose consent, approval or authorization shall be required in connection with the Merger under the contracts of Target set forth in Section 2.30 of the Target Disclosure Schedule and the approvals referred to in Sections 2.9 and 2.31."

         5. Section 8.1(e) of the Acquisition Agreement shall be amended to insert the following words after the parenthetical "(`Key Intellectual Property Representations')" and before the comma immediately following such parenthetical "or Sections 2.37, 5.17 or 5.18".

         6. Section 9.1 of the Acquisition Agreement shall be deleted in its entirety and the following substituted therefor:

                  "9.1 Non-Survival at Effective Time. The representations and warranties set forth in Articles II and III will survive until the expiration of the Indemnification Period. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.7 (Shareholder Agreements), 5.11 (Registration Rights), 5.15 (Reasonable Efforts and Further Assurances), 5.17 (Transfer of Certain Licenses),
         7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Effective Date and the Closing."

         7. Target hereby waives any right to terminate the Acquisition Agreement and any other rights and obligations in their favor under such agreement which may arise by virtue of the failure of the Closing of the Merger to occur on or before the Merger Deadline, including, without limitation, any such right arising pursuant to Section 7.1(b) or (d) of the Acquisition Agreement.

         8.  Acquiror  hereby  waives  any right to  terminate  the  Acquisition
Agreement and any other rights and obligations in their favor under such agreement which may arise by virtue of the failure of Target to obtain FCC consent to the transfer of the FCC Licenses, including, without limitation, any such right arising pursuant to Section 7.1(b) or (c) of the Acquisition Agreement.

         9. The delay occasioned by the need for FCC approval for a transfer of control of the FCC Licenses shall not be considered a breach of the Acquisition Agreement or invoked by the Parties as a justification for a Purchase Price Adjustment, and no adjustment of the purchase price shall be made based on the delay occasioned by the need for such FCC approval.

         10. Except as set forth above, the Acquisition Agreement shall remain unmodified and in full force and effect and the Parties shall continue to enjoy and be bound by all of their rights and obligations thereunder.

         11. Meachim and Raines hereby covenant and agree to cause the Pro Forma Partnership to transfer all ownership interest in the FCC Licenses and any remaining rights in such FCC Licenses which cannot be transferred or granted pursuant to a Pro Forma Assignment of License to the Surviving Corporation within 48 hours of FCC approval of an Assignment of License of the FCC Licenses to the Surviving Corporation and to take all actions necessary to effectuate such transfer, including, without limitation, (i) voting any partnership interest in the Pro Forma Partnership or its general partner (if any) in favor of causing such transfer within the specified time period and (ii) executing any documents or certificates and entering into any reasonable agreements with customary provisions, necessary to bring about such result.

         12. The Parties hereby agree that the preceding Section 11 hereof shall be incorporated into and be construed as a part of the Acquisition Agreement as if originally included therein and further that any Acquiror Damages arising out of any breach of the preceding Section 11 by Meachim or Raines shall give rise to a claim for indemnification by the Target Stockholders in favor of the appropriate Acquiror Indemnified Persons pursuant to the provisions and subject to the terms and conditions of Article VIII of the Acquisition Agreement and further that any such claim shall not be subject to the $1,000,000 limit on certain claims of Acquiror Damages set forth in Section 8.1(e) of the Acquisition Agreement, but shall instead be limited only to an amount equal to the Future Compensation, as though Section 11 were a Key Intellectual Property Representation. Section 11 hereof shall survive the Effective Date and the Closing.

         13. As of January 1, 1999, Acquiror shall take over all operational management functions of Target; provided that Acquiror shall not a) exercise any authority which is inconsistent with the ultimate responsibility of Target to operate, maintain and control any licenses held by Target which have been issued by the Federal Communications Commission, or b) enter into any agreement or commitment on behalf of Target in excess of $50,000, without the prior written consent of Target. Acquiror shall serve at the request of the Board of Directors of Target and can be terminated at any time in the sole discretion of the Board of Directors of Target.

         14. Acquiror shall provide up to $150,000 per month for the operation of Target's business. Acquiror shall not be held liable for any losses and or damages whatsoever resulting from such management prior to the Closing; provided that should the Closing not occur by March 31, 1999, Target shall repay Acquiror the amounts advanced to Target for the period from January 1, 1999 until Target resumes Management control over Target or April 10, 1999, whichever comes first. Repayments of all amounts advanced to Target shall be made in cash within 48 hours of such date or by a note given within 48 hours thereof with mutually agreeable terms that are commercially reasonable.

         15. (a) Target agrees to indemnify and hold harmless each and every Acquiror Indemnified Person for any and all Acquiror Damages paid out of pocket by any Acquiror Indemnified Person or as to which any Acquiror Indemnified Person is liable which arise from the management of Target prior to the Closing of the Merger and further agrees that such indemnification obligation shall not be limited in amount. If the Closing of the Merger occurs prior to April 10, 1999, Acquiror may, at its option, offset any amount owed pursuant to such indemnification obligation from the Cash Purchase Price due at the Closing, and if such amount exceeds the Cash Purchase Price, Acquiror may, at its option, offset such excess amount from the original principal amount of the First Promissory Note by subtracting it therefrom. If the Closing of the Merger does not occur on or prior to April 10, 1999, repayment of Acquiror Damages shall be made by Target in cash within 48 hours of such date or by a note given within 48 hours thereof with mutually agreeable terms that are commercially reasonable. The indemnification provided by this Section 15 shall be exclusive of the indemnification provisions of Article VIII of the Acquisition Agreement; however, any dispute as to whether Target is liable in indemnification as a result of this Section 15 shall be resolved by the dispute resolution procedures set forth in Section 8.8(b)-(d) inclusive of the Acquisition Agreement, except that references to the Shareholders' Agent therein shall instead refer to the Target Board of Directors, mutatis mutandis.

                  (b) Notwithstanding anything to the contrary in the preceding paragraph or in the Acquisition Agreement, (i) Acquiror may not claim any indemnification for Acquiror Damages which occurs directly as a result of willful misconduct or gross negligence of Acquiror in the management of Target during the Management Period (as defined below) and (ii) Acquiror may not claim any indemnification for Acquiror Damages or terminate the Acquisition Agreement on account of any breach of any representation, warranty or covenant thereof by Target which occur as a direct result of actions (but not omissions) of Acquiror in the management of Target during the Management Period. The "Management Period" for purposes of the preceding sentence shall refer to the period beginning  on  January  1, 1999 and  ending at the  earlier  of (a) when  Target terminates Acquiror's operational management responsibilities or (b) the Effective Time of the Merger.

         16. This Amendment and Waiver may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         17. This Amendment and Waiver constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof

         18. In the event that any provision of this Amendment and Waiver, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment and Waiver will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Amendment and Waiver with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         19. This Amendment and Waiver shall be governed by and construed in accordance with the laws of California without reference to principles of conflicts of law.

         20. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Amendment and Waiver and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         21. The agreements set forth in this Amendment and Waiver shall terminate at the Effective Time, except for (i) any amendment to the Acquisition Agreement, which provision shall terminate at the time provided therein as if included at the time of signing thereof, and (ii) Section 11 hereof, which shall terminate at the earlier of the termination of the Acquisition Agreement (according to the terms of Article VII thereof) or transfer or the remaining interest held by the Pro Forma Partnership in the FCC Licenses to the Surviving Corporation following FCC consent to an Assignment of Control thereof.

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, Target, Acquiror, Acquisition Sub, Meachim and Raines have caused this First Amendment and Waiver of Agreement and Plan of Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                            INTELLIGENT COMMUNICATIONS,
                            INC.


                            By:    /s/ Christine A. Raines
                                   Christine A. Raines
                                   President


                            SOFTNET SYSTEMS, INC.


                            By: /s/ Garrett J. Girvan
                                --------------------------------
                                Garrett J. Girvan
                                Chief Operating Officer


                            SOFTNET ACQUISITIONS, INC.


                            By: /s/ Garrett J. Girvan
                                --------------------------------
                                Garrett J. Girvan
                                Vice President


                            Solely as to Section 11 hereof:




                            By: /s/ Bruce C. Meachim
                                --------------------------------
                                Bruce C. Meachim, individually



                            By: /s/ Christine A. Raines
                                --------------------------------
                                Christine A. Raines, individually